EXHIBIT 10.13

AGREEMENT

     AGREEMENT made effective as of June 20, 2005 by and between INDIA GLOBALIZATION CAPITAL, INC. (THE “COMPANY”) and                                          (“Individual”)

     The parties, intending to be legally bound, hereby agree as follows:

     1. Individual agrees to serve as                                          of the Company for, in the case of a director, for the term for which appointed, and, in the case of an officer, a term ending on the earlier of the consummation by the Company of a Business Combination (as that term is defined in the Form S-1 to be filed with the Securities and Exchange Commission) or the liquidation of the Company (“Term”). The Term may be renewed thereafter by mutual agreement under such terms as are negotiated at that time, subject to approval by the Board of Directors. The appointment carries no cash stipend. This agreement does not extend an offer of employment nor does it not create an employment relationship between the Individual and the Company.

     2. The responsibilities of Individual will be to devote such time and effort to the Company as may be necessary to carry out the duties of his/her office, consistent with the Bylaws and Articles of Incorporation of the Company.

     3. In consideration for serving in the capacity set forth in paragraph 1, the Company grants to Individual the right to acquire ___shares of the Company’s common stock at a purchase price of $.005 per share. Individual hereby exercises such right upon execution hereof.

     4. Individual agrees that his/her engagement with the Company creates a relationship of confidence and trust between him/her and the Company with respect to Confidential Information. As used herein, Confidential Information means any (i) information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company, and (ii) information belonging to third parties (“Third Parties”) with which the Company has a relationship of trust and confidence and to which it has a duty to maintain confidentiality, including, but not limited to, information, materials, proprietary information, customer and prospects lists, trade secrets, trade names or proposed trade names, know-how, ideas, concepts, designs, programs, techniques, software, discoveries and data that is either related to or useful in the Company’s business or to the Company’s actual or demonstrably anticipated research, design, development, experimental production, financing, manufacturing, licensing, distribution or marketing activity or related to Third Parties’ businesses. Individual will keep in trust and confidence all Confidential Information and will not directly or indirectly disclose, sell, use, lecture upon or publish any Confidential Information without the written consent of the Company, which may be withheld or granted in the sole discretion of the Company. This obligation will survive for a period of five (5) years after the expiration or termination of the Term for any reason and is in addition to, and not in limitation of, any fiduciary or other duty imposed on the Individual.

     5. Individual also agree that during the Term and for a period of two (2) years thereafter, he/she will not directly or indirectly (i) solicit or in any manner encourage employees or consultants of the Company to end their relationships with the Company, if Individual is then working for or providing services to a competitor of the Company or (ii) solicit the business of any customer or client of the Company if Individual is then working for or providing services to the Company.

     6. By execution hereof, Individual consents to the Company using his/her name as being associated with the Company as well as in its marketing and promotional literature.

     7. This Agreement shall be governed by the internal laws of the State of Maryland.

     IN WITNESS WHEREOF the parties have executed this Agreement to be effective on the date and year first above written.

INDIA GLOBALIZATION CAPITAL, INC.	INDIVIDUAL:

By:
Its: